Exhibit 23.3
Consent of Independent Registered Public Accounting Firms
We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Toronto-Dominion Bank filed with the U.S. Securities and Exchange Commission of our report dated November 22, 2005 to the Directors of The Toronto- Dominion Bank on the Consolidated Statements of Income, Changes in Shareholders’ Equity, Comprehensive Income and Cash Flows for the year ended October 31, 2005 included in its Annual Report (Form 40-F) for the year ended October 31, 2007.

Ernst & Young LLP Chartered Accountants Licensed Public Accountants	PricewaterhouseCoopers LLP Chartered Accountants Licensed Public Accountants

Toronto, Canada	Toronto, Canada
March 31, 2008	March 31, 2008